Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to Form F-1 Registration Statement (No. 333-289766) of Aigo Holding Limited of our report dated July 14, 2025, with respect to our audits of the consolidated financial statements of Aigo Holding Limited and Subsidiaries as of December 31, 2024 and 2023 and each of the years in the two-years period ended December 31, 2024, which appears in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

November 21, 2025